ASSET PURCHASE AGREEMENT

by and among

CARBIZ AUTO CREDIT AQ, INC.,

JOHN R. CALCOTT

ASTRA FINANCIAL SERVICES, INC.

and

CALCARS AB, INC.

Dated as of October 1, 2007

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2007, is by and among Carbiz Auto Credit AQ, Inc. (the “Purchaser”), Astra Financial Services, Inc. and Calcars AB, Inc. (together, the “Sellers”) and John R. Calcott (“Calcott” or the “Shareholder”) [together with the Sellers, the “Seller Group”].

RECITALS

     A. Sellers operate Buy-Here Pay-Here automobile dealerships at numerous locations throughout the Midwest (together, the “Business”);

     B. The Purchaser desires to purchase from Sellers, and Sellers desire to sell to the Purchaser, all of their right, title and interest in and to the Purchased Assets (as defined below); and

     C. Sellers desire to transfer to the Purchaser, and the Purchaser desires to accept and assume from Sellers, the Assumed Liabilities (as defined below).

     NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1: DEFINITIONS

     “Accounts Receivable” has the meaning set forth in Section 2.1(b).

     “Accrued Expenses” shall mean all accrued expenses for bona fide third party expenses of Sellers, as “accrued expenses” are further defined by GAAP, incurred in the Ordinary Course of Business by Sellers, outstanding as of the Closing Date, and reflected in the Sellers’ Financial Statements or Interim Financial Statements.

     “Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

     “Agreement” has the meaning set forth in the preamble to this Agreement.

     “Ancillary Agreements” means the Bill of Sale, the Noncompetition Agreements, the Assumption Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or any member of the Seller Group in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

     “Assumed Contracts” has the meaning set forth in Section 2.1(d).

     “Assumed Liabilities” has the meaning set forth in Section 3.1.

     “Assumption Agreement” has the meaning set forth in Section 5.3(a).

     “Basket” has the meaning set forth in Section 11.4.

     “Borrower” has the meaning set forth in the Seller Group Loan and Security Agreement.

     “Business” has the meaning set forth in the recitals to this Agreement.

     “Calcott” has the meaning set forth in the preamble to this Agreement.

     “Calcott Noncompetition Agreement” has the meaning set forth in Section 5.2(i).

     “Cap” has the meaning set forth in Section 11.4.

     “Claims Notice” has the meaning set forth in Section 11.2(a).

     “Closing” has the meaning set forth in Section 5.1.

     “Closing Date” has the meaning set forth in Section 5.1.

     “Closing Payment” has the meaning set forth in Section 4.1.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Contracts” has the meaning set forth in Section 6.15.

     “Copyright” means all copyrights, copyrightable works, mask work rights, rights in databases, data collections, copyright registrations and applications for copyright registration and equivalents and counterparts of the foregoing.

      “Debtor” has the meaning set forth in the Seller Group Loan and Security Agreement.

     “Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

     “Due Diligence Investigation” has the meaning set forth in Section 9.2(a).

     “Due Diligence Period” has the meaning set forth in Section 9.2(a).

     “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure of any building or improvement and any environmental medium.

     “Environmental Condition” means any condition of the Environment with respect to the Real Property, with respect to any property previously owned, leased or operated by Sellers to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of Sellers prior to the Closing Date has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results, or could possibly result, in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

     “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence prior to the Closing Date of Hazardous Material upon, about, beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Laws pertaining to the Real Property.

     “Environmental Law” means any Law directly regulating the Environment or activities with respect to the Environment, or implementing or otherwise dealing with the subject matter thereof.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Excluded Representations” has the meaning set forth in Section 11.3.

     “Expiration Date” has the meaning set forth in Section 11.3.

     “Family Affiliate” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of the Shareholder.

     “Financial Statements” has the meaning set forth in Section 6.18(a).

     “GAAP” means generally accepted accounting principles.

     “General Enforceability Exceptions” has the meaning set forth in Section 6.3.

     “Governmental Authority” means any government, political subdivision or regulatory body, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

     “Guarantor” has the meaning set forth in the Seller Group Loan and Security Agreement.

     “Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or would give rise to, liability under any Environmental Law.

     “Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or non-compete payments, or (vi) under interest rate swap, hedging or similar agreements, or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness shall include (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) any and all amounts owed by the Sellers to any Affiliate of Sellers including, without limitation, the Shareholder and (C) any and all bonuses or incentive payments owed by the Sellers to any of their employees.

     “Indemnified Party” has the meaning set forth in Section 11.2(a).

     “Indemnifying Party” has the meaning set forth in Section 11.2(a).

     “Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

     “Interim Financial Statements” has the meaning set forth in Section 6.18(a).

     “IRS” means the Internal Revenue Service.

     “Jurisdictions” has the meaning set forth in Section 6.8.

     “Knowledge” means the actual knowledge of the Shareholder, or knowledge obtained or obtainable in the exercise of reasonable diligence in the normal course of business or conduct of duties.

     “Law” means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

     “Leased Real Property” has the meaning set forth in Section 6.6(b).

     “Lenders” has the meaning set forth in Section 4.1.

     “Liability Claim” has the meaning set forth in Section 11.2(a).

     “Lien” means any mortgage, lien, pledge, encumbrance, security interest, claim, charge, defect in title or other restriction.

     “Litigation Conditions” has the meaning set forth in Section 11.2(b).

     “Losses” has the meaning set forth in Section 11.1.

     “Material Adverse Change” means any change, event, violation, inaccuracy, circumstance, or effect that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations or business prospects of the Sellers taken as a whole or on the ability of the Seller Group to consummate timely the transactions contemplated herein, provided, however, that the deterioration in the business of the Sellers that they are currently experiencing will not be considered a material change.

     “Noncompetition Agreements” means the Sellers’ Noncompetition Agreement, Calcott Noncompetition Agreement, and Wike Noncompetition Agreement.

     “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     “Patents” means all patents, industrial and utility models, industrial designs, certificates of invention and other indicia of invention ownership issued or granted by any Governmental Authority, and all applications, provisionals, reissues, re-examinations, extensions, divisions, continuations (in whole or in part) and equivalents and counterparts of the foregoing.

     “Permit” means any environmental permit, license, approval, consent, or authorization issued by a Governmental Authority.

     “Permitted Exceptions” has the meaning set forth in Section 6.6(a).

     “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

     “Pre-Closing Tax Period” has the meaning set forth in Section 6.22.

     “Prepaid Expenses” has the meaning set forth in Section 2.1(a).

     “Purchase Price” means the Closing Payment and the Assumed Liabilities.

     “Purchased Assets” has the meaning set forth in Section 2.1.

     “Purchaser” has the meaning set forth in the preamble to this Agreement.

     “Purchaser’s Business” has the meaning set forth in Section 13.1(a).

     “Real Property” means: (i) the Leased Real Property; and (ii) the interests of Sellers’ Affiliates in the real property that is the subject of those leases set forth on Schedule 9.1(d).

     “Real Property Leases” has the meaning set forth in Section 6.6(b).

     “Related Party” has the meaning set forth in the Seller Group Loan and Security Agreement.

     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

     “Retained Assets” has the meaning set forth in Section 2.2.

     “Retained Liabilities” has the meaning set forth in Section 3.2.

     “Returns” has the meaning set forth in Section 6.22.

     “Sellers” has the meaning set forth in the preamble to this Agreement.

     “Sellers’ Confidential Information” has the meaning set forth in Section 13.1(a).

     “Seller Group” has the meaning set forth in the preamble to this Agreement.

     “Seller Group Counsel’s Opinion” has the meaning set forth in Section 5.2(k).

     “Seller Group Loan and Security Agreement” means the Loan and Security Agreement dated April 11, 2006, by and among The Calcott Companies, Inc., Astra Financial Services, Inc., Cal Cars, Inc., Cal Cars AB, Inc., Cal Cars of Champaign, Inc., Cal Cars of East Peoria, Inc., Cal Cars of Iowa, Inc., Calcars Used Auto Sales of Oklahoma, Inc. and Cal Cars of Indiana, Inc., as Borrowers, and John R. Calcott, Midwest Real Estate Management, Ltd., Midwest Real Estate Management Limited Partnership, and West Locust Davenport, L.L.C. as Guarantors, Lancelot Investors Fund, L.P., as Initial Investor, the other Lenders from time to time party thereto, and AGM, LLC, as Administrative Agent, all as amended from time to time.

     “Sellers Noncompetition Agreement” has the meaning set forth in Section 5.2(h).

     “Shareholder” has the meaning set forth in the preamble to this Agreement.

     “Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

     “Tangible Personal Property” has the meaning set forth in Section 6.6(c).

     “Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Sellers, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Sellers for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Sellers for payment of such amounts was determined or taken into account with reference to the liability of any other entity and (c) any liability of the Sellers for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on the Sellers or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

     “Tax Authority” has the meaning set forth in Section 6.22.

     “Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

     “Trade Payables” means bona fide trade payables of Sellers evidenced by invoices, including, without limitation, payables relating to office supplies, building supplies and construction supplies.

     “Trade Secrets” means all inventions, discoveries, ideas, processes, designs, models, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software code, technical information, data and databases, drawings and blueprints, and all other information and materials that would constitute a trade secret under applicable law.

     “Trademarks” means all trademarks, trade names, fictitious business names, service marks, certification marks, collective marks and other proprietary rights to words, names, slogans, symbols, logos, devices, sounds, other things or combination thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations, renewals and applications for registration, equivalents and counterparts of the foregoing, and the goodwill of Sellers associated with each of the foregoing.

     “Vehicle Liabilities” has the meaning set forth in Section 3.1(b).

     “Wike” means Karen Wike.

     “Wike Noncompetition Agreement” has the meaning set forth in Section 5.2(j).

ARTICLE 2: PURCHASE AND SALE OF ASSETS

     2.1 Assets to be Transferred. At the Closing, the Purchaser shall purchase from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Sellers’ right, title and interest in and to all assets, rights and properties of every nature, kind and description, whether owned, leased or licensed, whether tangible or intangible, and whether real, personal or mixed (collectively, the “Purchased Assets”), excluding only the Retained Assets, but including, without limitation, the following:

     (a) All prepaid expenses, advance payments and other similar deposits, including without limitation, deposits with suppliers and utilities and security deposits made under any Real Property Lease that is an Assumed Contract (“Prepaid Expenses”), but excluding prepaid taxes and prepaid insurance;

     (b) All accounts receivable and other claims for money due to the Sellers, excluding only (i) accounts receivable with Affiliates and Family Affiliates; (ii) intercompany receivables; (iii) other claims for money due to Sellers from Shareholder and/or any Affiliate and/or Family Affiliate; and (iv) claims described in Section 2.2(a) (“Accounts Receivable”);

     (c) All furniture, fixtures, machinery and equipment, including, without limitation, office equipment, supplies and other tangible property;

     (d) All contracts and agreements to which Sellers are a party or by which Sellers’ assets or properties are bound and which are specifically identified on Schedule 2.1(d) and all rights under the Contracts with customers for the purchase of motor vehicles, including, but not limited to rights with respect to the vehicle substitution program, including but not limited to the claim processing fee and insurance proceeds payable under such program (collectively, the “Assumed Contracts”);

     (e) All Intellectual Property other than (i) rights set forth in the contract of the Sellers with Autostar, except as set forth in Section 10.5; and (ii) Intellectual Property specifically listed as being a Retained Asset;

     (f) All of Sellers’ computer equipment and hardware, including without limitation all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems, hand held computers, laptop computers and notebook computers, and any and all parts and appurtenances thereto, used primarily in connection with the Business, except as set forth on Schedule 2.2(f);

     (g) All of Sellers’ right, title and interest in and to all landline telephone numbers (local and toll free), used by Sellers in connection with the Business, with the exception of those telephone numbers listed on Schedule 2.2(k);

     (h) All licenses, permits, franchises, certificates of authority, certificates of occupancy, safety, fire and health approvals, or any waiver of any of the foregoing, issued to the Sellers by any Governmental Authority, but only to the extent transferable;

     (i) Except for the corporate minute books and related stock records of the Sellers, all business records of the Sellers, including, without limitation, all books, records, ledgers, files, documents, correspondence, lists, including, without limitation, customer lists (in whatever form or medium), plats, drawings, photographs, creative materials, advertising and promotional materials, studies, reports and other materials (in whatever form or medium), owned or maintained by the Sellers, except as otherwise specifically excluded in Section 2.2;

     (j) All rights, claims, and causes of action of Sellers under or pursuant to all warranties, representations, indemnifications, hold harmless provisions, and guarantees made by suppliers, licensors, manufacturers, contractors, and others (including Sellers’ predecessors in title to the Purchased Assets) in respect of the Business or Purchased Assets, but excluding rights, claims and causes of action that relate to any Retained Assets; and

     (k) Sellers’ inventory of motor vehicles (i) sold to customers but not yet paid for; and/or (ii) held as a result of repossession.

     2.2 Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Sellers will retain the following assets, rights and properties (collectively, the “Retained Assets”), and the Purchaser will in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in any of the Retained Assets:

     (a) Except as set forth in Section 2.1(j), all rights, claims, and causes of action of Sellers against third parties (including Sellers’ predecessors in title to the Purchased Assets), including without limitation insurance claims [except as set forth in Section 2.1(d)] and including without limitation Sellers’ claims asserted in Astra Financial Services, et al. v. Bridge Healthcare Finance LLC, et al., 17th Judicial Circuit, Winnebago County, Illinois, Case No. 06 L 296;

     (b) Sellers’ inventory of motor vehicles, except for inventory described in Section 2.1(k);

     (c) claims for payment of money other than (i) the Accounts Receivable, (ii) claims under the Assumed Contracts, and (iii) as set forth in Section 2.1(j);

     (d) Sellers’ books of account and corporate records that relate, in whole or in part, to Seller’s corporate organization and governance matters of Seller, including, without limitation, Seller’s articles of incorporation, bylaws, minutes of directors, shareholders and committees, corporate minute books, and income tax returns;

     (e) Sellers’ names, trade names, Trademarks, servicemarks, Copyrights and Domain Names, e-mail addresses, and websites;

     (f) cellular phones, digital phones, personal radios, personal data assistants, pagers, “Palm Pilots, Blackberries and their equivalents” and other communication controllers, and those assets specifically listed on Schedule 2.2(f);

     (g) all insurance policies of Sellers and any prepaid premiums for such insurance policies;

     (h) all prepaid taxes of Sellers;

     (i) all claims and causes of action relating to Retained Assets;

     (j) Contracts that are not Assumed Contracts;

     (k) Sellers’ cellular telephone numbers and those land line telephone numbers listed on Schedule 2.2(k);

     (l) Sellers’ employment and personnel files, except that Sellers shall provide to the Purchaser copies of any such employment and personnel files for which it receives a valid authorization and release from the applicable employee;

     (m) any photographs, creative materials, and advertising, marketing and promotional materials that contain or include any of Sellers’ names, servicemarks, Trade Names, and/or Copyrights; and

     (n) all of Sellers’ goodwill.

ARTICLE 3: LIABILITIES

     3.1 Assumed Liabilities. At the Closing, the Purchaser shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due all of the liabilities of the Sellers set forth below (collectively, the “Assumed Liabilities”):

     (a) All liabilities and obligations of the Sellers as of the Closing Date arising under or related to the Assumed Contracts; provided, however, the Purchaser will not assume or be responsible for any such liabilities or obligations to be performed on or prior to the date of the Closing or that arise from breaches of such Assumed Contracts or defaults under such Assumed Contracts by Sellers, all of which liabilities and obligations constitute Retained Liabilities.

     (b) The wholesale purchase price for motor vehicles which have been re-sold by Sellers prior to the Closing Date but not paid for by Sellers and all sales tax, tag and title obligations with respect thereto, subject to a cap of Three Hundred Twenty Five Thousand and 00/100 Dollars ($325,000.00) in the aggregate for the foregoing liabilities (together, the “Vehicle Liabilities”). The parties acknowledge that Sellers believe that the vehicles listed on Schedule 3.1(b) represent those vehicles to which the Purchaser’s obligations under this Section 3.1(b) apply, and that the Purchaser agrees to review the paperwork relating to such vehicles and determine whether it agrees that such vehicles are subject to this Section 3.1(b) as soon as practicable, and in no event later than October 10, 2007.

     3.2 Retained Liabilities.

     (a) Sellers shall retain all liabilities and obligations of Sellers, other than the Assumed Liabilities, including, but not limited to obligations of Sellers to pay Trade Payables, obligations of Sellers to pay Accrued Expenses, obligations of Sellers under their agreement with Autostar (except as set forth in Section 10.1), and obligations of Sellers with respect to financing of their inventory (such retained liabilities and obligations of Sellers are hereinafter collectively called the “Retained Liabilities”).

     (b) Without limiting the foregoing, other than the Assumed Liabilities specifically identified in Section 3.1, Purchaser shall not assume or take title to the Purchased Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of Sellers (whether or not referred to in any Schedule or Exhibit hereto), it being expressly acknowledged that it is the intention of the parties hereto that all liabilities and obligations that Sellers have or may have in the future (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Sellers, and whether due or to become due), other than the Assumed Liabilities, shall be and remain the liabilities and obligations of Sellers.

     (c) Without limiting the generality of the foregoing, Purchaser shall not assume or take title to the Purchased Assets subject to, or in any way be liable or responsible for: (a) the liabilities and obligations of Sellers payable at the Closing from the Purchase Price for Indebtedness; (b) any liabilities and obligations of Sellers relating to the Retained Assets described in Section 2.2; (c) any liability or obligation of Sellers resulting from or relating to the employment relationship between Sellers and any of Sellers’ present or former employees engaged in connection with the ownership or operation of the Purchased Assets or the termination of any such employment relationship on or prior to the Closing Date, including without limitation severance pay and other similar benefits, if any, and any claims filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any such present or former employee relating to the employment or termination of employment of any such employee by Sellers on or prior to the Closing Date, including without limitation any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation, or workers’ compensation; (d) any liability or obligation of Sellers in respect of any agreement, trust, plan, fund, or other arrangement under which benefits or employment is provided for any of Sellers’ present or former employees engaged in connection with the ownership or operation of the Purchased Assets; or (e) any Tax liabilities or deficiencies, whether federal, state, or local, in each such case to the extent applicable to periods ending on or prior to the Closing Date.

ARTICLE 4: PURCHASE PRICE

     4.1 Purchase Price. In consideration for the Purchased Assets, and the Seller Group and Wike entering into the Noncompetition Agreements, (i) the Purchaser shall pay the

Assumed Liabilities when and as due after the Closing in the Ordinary Course of Business, and (ii) the Purchaser shall pay or cause to be paid for the benefit of the Sellers at Closing in immediately available funds an amount sufficient to repay the Indebtedness (the “Closing Payment”) of Sellers and the other Borrowers, Debtors, Guarantors and Related Parties to the “Lender Parties” under the Seller Group Loan and Security Agreement (together, the “Lenders”), which Closing Payment shall be paid directly to the Lenders.

     4.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with their fair market values as set forth on Schedule 4.2 attached hereto. Each of the parties hereto shall report the purchase and sale of the Purchased Assets in accordance with the allocations set forth on Schedule 4.2 for all Tax purposes.

ARTICLE 5: CLOSING AND DELIVERIES

     5.1 Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place on October 1, 2007, or such other date as the parties hereto may mutually determine (the date that the Closing takes place is referred to herein as the “Closing Date”). The Closing of the transactions contemplated by this Agreement shall take place at the offices of Lenders’ counsel at Katten Muchin Roseman LLP, 525 West Monroe Street, Chicago, IL 60661.

     5.2 Deliveries by the Seller Group. At the Closing, the Seller Group shall deliver to the Purchaser the following items:

     (a) possession of the Purchased Assets;

     (b) a reasonably current certificate of good standing of Sellers issued by the Secretary of State of the state of incorporation of Sellers;

     (c) copies of resolutions of the shareholder of Sellers, acting in his capacity as shareholder and director, approving the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Sellers;

     (d) a copy of the Bill of Sale, in the form of Exhibit A attached hereto, duly executed by the Sellers;

     (e) all warranties of all machinery and equipment, and all guarantees from all manufacturers and suppliers relating to any of the Purchased Assets, if any;

     (f) all contracts, files and other data and documents relating to the Purchased Assets;

     (g) appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Purchaser to extinguish all Indebtedness of the Sellers and all security interests related thereto to the extent directed by the Purchaser;

     (h) a copy of a noncompetition agreement in the form of Exhibit B attached hereto, duly executed by the Sellers (the “Sellers’ Noncompetition Agreement”);

     (i) a copy of a noncompetition agreement, in the form of Exhibit C attached hereto, duly executed by Calcott (the “Calcott Noncompetition Agreement”);

     (j) a copy of a noncompetition agreement in the form of Exhibit D attached hereto, duly executed by Wike (the “ Wike Noncompetition Agreement”);

     (k) an opinion, dated as of the Closing Date, of counsel to the Seller Group, in the form of Exhibit E attached hereto (the “Seller Group Counsel’s Opinion”);

     (l) copies of executed consents identified on Schedule 6.5; and

     (m) such other documents and instruments as the Purchaser may reasonably request to consummate the transactions contemplated hereby.

     5.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers the following items:

     (a) an assumption agreement, in the form of Exhibit F attached hereto, executed by the Purchaser (the “Assumption Agreement”);

     (b) the Closing Payment;

     (c) copies of resolutions of the Board of Directors of the Purchaser approving the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, certified by an officer of the Purchaser;

     (d) the payments under new leases described in Section 9.3(d); and

     (e) such other documents and instruments as the Sellers may reasonably request to consummate the transactions contemplated hereby.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

     Each member of the Seller Group, jointly and severally, hereby represents and warrants to the Purchaser, except as set forth in the Schedules to this Agreement, that the following representations and warranties are true and correct, as of the date hereof, and will be, as of the Closing Date, true and correct, except as set forth on the Schedules attached hereto and made a part hereof. Except as specifically provided in this Agreement, the Purchaser acknowledges that the Seller Group has not made, and does not make, and specifically negates and disclaims, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future:

     6.1 Existence and Good Standing. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of their incorporation.

     6.2 Power. Sellers have the requisite corporate power and authority to execute, deliver and perform fully their respective obligations under this Agreement and the Ancillary Agreements.

     6.3 Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered to the Purchaser by the Seller Group. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each member of the Seller Group, as applicable, and constitute the valid and legally binding obligations of each of the members of the Seller Group, enforceable against each member of the Seller Group in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium, liquidation, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively, the “General Enforceability Exceptions”).

     6.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by any member of the Seller Group of his or its obligations hereunder or thereunder will (a) violate or conflict with Sellers’ Articles of Incorporation, Bylaws or other organizational or governing document, as applicable, or any Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Assumed Contract, to which any member of the Seller Group is a party or by which any of the Purchased Assets are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, any of the Purchased Assets. Sellers have provided Purchaser with true, correct and complete copies of Sellers’ Articles of Incorporation and Bylaws.

     6.5 Consents. Except as set forth on Schedule 6.5, no consent, approval or authorization of any Person, including any Governmental Authority, is required to be made or obtained by the Sellers in connection with the execution and delivery by any member of the Seller Group of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

     6.6 Property.

     (a) Title. Sellers will have at Closing good and marketable title to, or valid and enforceable leasehold interests in, all of the Purchased Assets, in each case free and clear of all Liens other than Liens for current (but not respread) taxes, assessments, fees and other charges by Governmental Authorities which are not due and payable (collectively, the “Permitted Exceptions”).

     (b) Real Property Leases. Schedule 6.6(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Sellers (collectively, the “Leased Real Property”) including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Sellers pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. Except as set forth on Schedule 6.6(b), there are no existing defaults by the Sellers or, to Sellers’ Knowledge, the lessor under any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Consent is required from the lessor under each of the Real Property Leases in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Tangible Personal Property. Schedule 6.6(c) sets forth a true and complete fixed asset list prepared by Sellers’ accountant and used in preparation of the Financial Statements (the “Tangible Personal Property”); provided, however, that, notwithstanding the foregoing, the parties acknowledge that the fixed assets on Schedule 6.6(c) that relate to the Lafayette, Indiana location have been sold, are no longer owned by Sellers, and are not included in the Purchased Assets or the Tangible Personal Property.

     (d) Absence of Violations. Except as set forth on Schedules 6.6(d) and 12(c) (with respect to OSHA complaints):

     (i) To Sellers’ Knowledge, none of the Real Property, nor the leasing, occupancy or use of the Real Property, is in material violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation, and there are no work orders, notices of deficiency or notices of violation issued by any Governmental Authority affecting the Real Property.

     (ii) To Sellers’ Knowledge, the condition and use of the Real Property conforms in all material respects to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. Sellers have obtained all permits necessary for the operation of the business of Sellers at the Real Property, and is zoned to permit the current use of the Real Property.

     (e) Reassessments. To Sellers’ Knowledge, there is not now pending nor contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by Sellers under any agreement relating to the Real Property.

     (f) No Condemnation. To Sellers’ Knowledge, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property, other than the Real Property located in Springfield, Ohio. Sellers have not received any written notice or oral notice of any such proceeding, and Sellers have no Knowledge that any such proceeding is contemplated, other than respect to the Real Property located in Springfield, Ohio.

     (g) Condition of Property. To Sellers’ Knowledge, there are no material defects in, mechanical failure of, or damage to, the Real Property, other than as set forth on Schedule 6.6(g).

     6.7 Condition of Property. The tangible Purchased Assets are purchased by the Purchaser “as is, where is,” and Sellers specifically disclaim any warranties, whether express or implied, other than warranties of title.

     6.8 Unclaimed Funds. Except as disclosed on Schedule 6.8, (i) to Sellers’ Knowledge, Sellers do not have any liabilities, at or as of the Closing Date, under the unclaimed funds or unclaimed property laws of any jurisdiction in which Sellers transact business (“Jurisdictions”), except liabilities reflected on the Financial Statements or the Interim Financial Statements, (ii) Sellers have timely and properly reported and surrendered all unclaimed funds and unclaimed property to the states in the Jurisdictions in accordance with the laws of such Jurisdictions, and (iii) Sellers have complied with, are not in violation of or delinquent in any respect to, the unclaimed funds or unclaimed property laws of the Jurisdictions and have not paid, received notice of or otherwise been subjected to any civil or criminal penalties, including, without limitation, any fines, interest payments or other penalties, under such laws.

     6.9 Litigation. Except as set forth on Schedule 6.9, there is no instance in which Sellers, in connection with the operation of the Business or the Purchased Assets, are or have been within the one-year period prior to the date of this Agreement (a) subject to any unsatisfied Order or (b) a party, or, are threatened to be made a party, to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority relating to the Purchased Assets or that might affect the Purchased Assets. Other than dealing with customer complaints and issues in the Ordinary Course of Business, to Sellers’ Knowledge, except as set forth on Schedule 6.9, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority relating to the Purchased Assets or that might affect the Purchased Assets. There are no judicial or administrative actions, proceedings or investigations pending or, to Sellers’ Knowledge, threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

     6.10 Compliance with Laws. To Sellers’ Knowledge, Sellers are now, and have been within the past three years, in material compliance with all Laws and Orders applicable to the Purchased Assets and the Business, including without limitation, those respecting (a) labor and employment Laws, standards and practices (including, without limitation, all payroll and payroll withholding practices associated therewith), (b) zoning applicable to the operation of the Business on the Leased Real Property, (c) Intellectual Property and (d) Environmental Laws. No member of the Seller Group has Knowledge of any proposed Law or Order that would be applicable to the Purchased Assets or the Business and that would result in a Material Adverse Change to the Purchased Assets or the Business.

     6.11 Conduct of Business. Since July 31, 2007, Sellers have not:

     (a) mortgaged, pledged or subjected to any Lien, any of the Purchased Assets, except Permitted Exceptions and except to the Lenders;

     (b) sold, assigned, licensed, leased or transferred (including, without limitation, transfers to any employees, Seller Group or any of their Affiliates) any Purchased Assets except in the Ordinary Course of Business, or canceled any debts or claims;

     (c) waived any rights of value or suffered any losses except in the Ordinary Course of Business;

     (d) taken any other action or entered into any other transaction (including any transactions with employees, Seller Group or any of their Affiliates) other than (i) in the Ordinary Course of Business; (ii) with the Lenders; and/or (iii) the transactions contemplated by this Agreement and the Ancillary Agreements;

     (e) suffered any theft, damage, destruction or material loss of or to any Purchased Assets;

     (f) increased the salary, wages or other compensation rates of any officer, employee, director or consultant of Sellers except in the Ordinary Course of Business;

     (g) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

     (h) made any write-off or write-down of or made any determination to write-off or write-down any of the assets and properties of Sellers, except in the Ordinary Course of Business;

     (i) made any change in the general pricing practices or policies or any change in the credit or allowance practices or policies; or

     (j) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Assumed Contract, except in the Ordinary Course of Business.

     6.12 Labor Matters.

     (a) Union and Employee Contracts. Except as set forth on Schedule 6.12(a), (i) Sellers are not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract, (ii) Sellers have not agreed to recognize any union or other collective bargaining unit and (iii) no union or collective bargaining unit has been certified as representing the employees of Sellers and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of Sellers employed in connection with the Business. With respect to its Business, Sellers have not experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty during the past five years.

     (b) List of Employees, Etc. Schedule 6.12(a) sets forth a list of the employees, consultants and independent contractors of Sellers, their positions, their dates of hire, whether their status is active or inactive (and if inactive, the reason that they are inactive and their expected return to work date), their work status (full-time, part-time, temporary, casual, etc.), the rate of all regular and special compensation payable to each such person in any and all capacities and any regular or special compensation that will be payable to each such person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation. Except as set forth on Schedule 6.12(a), no member of the Seller Group has any Knowledge that any of the employees with respect to the Sellers’ business intends to terminate their employment relationship with Sellers.

     (c) Labor and Employee Laws. Except as set forth on Schedule 6.12(c), there are no audits, complaints, claims or charges pending, outstanding, or to Sellers’ Knowledge, anticipated or threatened, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any Governmental Authority against or in respect of Sellers under any Laws pertaining to labor and employment, and without limiting the generality of the foregoing, there are no outstanding, pending or threatened charges or complaints against Sellers relating to unfair labor practices or discrimination or under any legislation relating to employees, labor or labor relations. Sellers have paid in full all amounts owing under applicable workers compensation legislation, and the workers’ compensation claims experience of Sellers would not permit a penalty reassessment under such legislation. There are no charges or orders requiring Sellers to comply outstanding under applicable occupational health and safety legislation.

     6.13 [intentionally left blank]

     6.14 Environmental. Except as set forth on Schedule 6.14:

     (a) To Sellers’ Knowledge, Sellers have not been in material violation of any Environmental Law, engaged in or permitted any operations or activities upon, or any use or occupancy of the Real Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Real Property, or transported any Hazardous Materials to, from or across the Real Property, nor are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about the Real Property, nor, to the Sellers’ Knowledge, have any Hazardous Materials migrated from the Real Property upon or beneath other properties, nor, to the Sellers’ Knowledge, have any Hazardous Materials migrated or threatened to migrate from other properties upon, about or beneath the Real Property.

     (b) To Sellers’ Knowledge, Sellers presently are and have been in material compliance with all Environmental Laws applicable to the Real Property, and there exists no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

     (c) Neither the Sellers nor the Shareholder have received written notice or other communication concerning any alleged violation of Environmental Law, whether or not corrected to the satisfaction of the appropriate authority, nor notice or other communication concerning alleged liability for Environmental Damages in connection with the Real Property and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened, relating to the ownership, use, maintenance or operation of the Real Property by any person, or from alleged violation of Environmental Laws, or from the suspected presence of Hazardous Material on the Real Property.

     (d) To Sellers’ Knowledge, there are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.

     (e) (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Sellers’ activities and operations at the Real Property and for any ongoing alterations or improvements at the Real Property; and (ii) any applications for renewal of such Permits have been submitted on a timely basis.

     (f) Sellers have made available to the Purchaser copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials at, upon or from the Real Property, spill control plans and environmental agency reports and correspondence.

     6.15 Contracts. Schedule 6.15 sets forth all of the contracts including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal that relate to the Purchased Assets or which any of the Purchased Assets are bound (the “Contracts”). Sellers have provided to the Purchaser true, correct and complete copies of each such Contract, as amended to date. Each Assumed Contract listed on Schedule 6.15 (or required to be listed on Schedule 6.15) is a valid, binding and enforceable obligation of Sellers, enforceable in accordance with its terms except as may be limited by the General Enforceability Exceptions. With respect to the Assumed Contracts set forth on Schedule 6.15 (or required to be listed on Schedule 6.15), except as set forth therein: (a) Sellers are not, nor any other party thereto is in default under or in violation of any Assumed Contract; (b) no event has occurred which (with notice or lapse of time, or both) would constitute such a default or violation by Sellers or any other party to any Assumed Contract; and (c) Sellers have not released any of their rights under any Assumed Contract.

     6.16 Licenses and Permits. Schedule 6.16 sets forth a true and complete list and description of all licenses, permits and other authorizations of any Governmental Authority held by Sellers and used by Sellers in the conduct of the Business. To Sellers’ Knowledge, except for the licenses, permits and authorizations set forth and described in Schedule 6.16, there are no licenses, permits or other authorizations, whether written or oral, necessary or required for the conduct of the Business or for their ownership or use of any of the Purchased Assets.

     6.17 Software Programs. Schedule 6.17 sets forth a complete and correct list of all Software programs used by Sellers in the Business. All fees associated with maintaining any Intellectual Property required to have been set forth on Schedule 6.17 have been paid in full in a timely manner.

     6.18 Financial Statements.

     (a) Schedule 6.18 sets forth true and complete copies of (i) the audited balance sheets of Sellers as of December 31, 2006 and 2005 and the related audited statements of income and shareholders’ equity for the years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) reviewed balance sheet as of July 31, 2007, and the related statements of income for the six (6) month period then ended (collectively the “Interim Financial Statements”).

     (b) The Financial Statements present fairly, in all material respects, the financial position, results of operations of Sellers at the dates and for the time periods indicated, and have been prepared by the management of Sellers in a manner consistent with Sellers’ historic accounting practices, consistently applied throughout the periods indicated. The Interim Financial Statements present fairly in all material respects the financial position, results of operations and shareholders’ equity of Sellers at the date and for the period indicated and have been prepared in a manner consistent with Sellers’ historic accounting practices. The Financial Statements and the Interim Financial Statements were derived from the books and records of Sellers.

     6.19 Undisclosed Liabilities. Except as reflected in the Interim Financial Statements or as set forth on Schedule 6.19, Sellers have no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date hereof, except liabilities which have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business.

     6.20 Accounts Receivable. Except as set forth on Schedule 6.20, all Accounts Receivable of Sellers represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance will have been rendered by Sellers as of the Closing. The reserve on the Interim Financial Statements against the Accounts Receivable for returns and bad debts has been calculated in a manner consistent with past practice. No counter claims, defenses or offsetting claims with respect to the Accounts Receivable of Sellers are pending or, to Sellers’ Knowledge, threatened. Except as set forth on Schedule 6.20, all of the Accounts Receivable of Sellers relate solely to sales of goods or services to customers of Sellers, none of which are Affiliates of any member of the Seller Group.

     6.21 Indebtedness. Schedule 6.21 sets forth a true, correct and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to Sellers as of the Closing Date other than (i) pursuant to the Seller Group Loan and Security Agreement; or Indebtedness to (A) Calcott; (B) any Affiliate; and/or (C) any Family Affiliate.

     6.22 Taxes.

     (a) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Governmental Authority responsible for the imposition of any Tax (a “Taxing Authority”) with respect to any Tax period (or portion thereof) ending on or before the date of this Agreement (a “Pre-Closing Tax Period”) by or on behalf of Sellers (collectively, the “Returns”) have, to the extent required to be filed on or before the date of this Agreement, been filed when due in accordance with all applicable Laws.

     (b) The Returns (i) correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of Sellers as reported therein, (ii) were correct and complete in all material respects and (iii) have been prepared in accordance with all applicable Laws.

     (c) Sellers do not have any Tax liabilities (whether due or to become due) with respect to the income, property and operations of Sellers that relate to any Pre-Closing Tax Period, except for (i) Tax liabilities reflected in the Interim Financial Statements or that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business; (ii) Taxes collectible or remittable, as applicable, by them that will be remitted on or prior to the Closing Date; (iii) the Vehicle Liabilities; and (iv) approximately $4000 in additional Taxes (other than the Vehicle Liabilities) owed to the State of Indiana.

     (d) All Taxes owed by Sellers (whether or not shown as due and payable on the Returns that have been filed) have been timely paid, or withheld and remitted to the appropriate Taxing Authority, except for (i) the Vehicle Liabilities; and (ii) approximately $4000 in additional Taxes (other than the Vehicle Liabilities) owed to the State of Indiana.

     (e) Sellers have collected and remitted all Taxes collectible or remittable, as applicable, by it on or before the Closing Date, except for the Vehicle Liabilities.

     (f) There is no action, suit, proceeding, claim, audit or investigation now pending of which any member of the Seller Group is aware or any action, suit, proceeding, claim, audit or investigation to Sellers’ Knowledge threatened against or with respect to Sellers in respect of any Tax, other than inquiries from the State of Indiana regarding the Vehicle Liabilities.

     (g) There are no Liens for Taxes upon the Purchased Assets, except liens for (i) current Taxes not yet due; (ii) the Vehicle Liabilities; and (iii) approximately $4000 in additional Taxes (other than the Vehicle Liabilities) owed to the State of Indiana.

     6.23 [intentionally left blank]

     6.24 Brokers. Except as set forth on Schedule 6.24 no Person has acted directly or indirectly as a broker, finder or financial advisor for any member of the Seller Group in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any member of the Seller Group.

     6.25 Disclosure. Neither this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Purchaser by or on behalf of Seller Group in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Seller Group as follows:

     7.1 Existence and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

     7.2 Power. The Purchaser has the requisite power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

     7.3 Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered to the Seller Group by the Purchaser. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Purchaser and constitute the valid and legally binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as may be limited by the General Enforceability Exceptions.

     7.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder will violate or conflict with the Purchaser’s Articles of Incorporation or Bylaws or any Law or Order.

     7.5 Consents. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

     7.6 Brokers. Except GVC Financial Services LLC, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Purchaser.

ARTICLE 8: COVENANTS RELATING TO CONDUCT OF BUSINESS

     During the period from the date of this Agreement and continuing until the Closing, the Seller Group agrees (except as expressly contemplated by this Agreement or to the extent that the Purchaser shall otherwise consent in writing) that:

     8.1 Conduct of Business. They shall carry on the business of Sellers in a commercially reasonable manner considering their financial position and to the extent consistent with such business and the advances received from the Lenders, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it, provided, further, without limitation of the foregoing, that they shall not, other than in the Ordinary Course of Business:

     (a) borrow any amount or incur or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business and (iii) borrowings under lines of credit existing on the date hereof;

     (b) mortgage, pledge or subject to any Lien, any of the Purchased Assets, except Permitted Exceptions and except to the Lenders;

     (c) sell, assign or transfer (including, without limitation, transfers to any employees, Seller Group or any of their Affiliates) any Purchased Assets except in the Ordinary Course of Business;

     (d) suffer any losses except in the Ordinary Course of Business;

     (e) take any other action or enter into any other transaction (including any transactions with employees, Seller Group or any of their Affiliates) other than (i) in the Ordinary Course of Business or (ii) the transactions contemplated by this Agreement and the Ancillary Agreements or (iii) cancellation of accounts receivable with Affiliates and Family Affiliates, intercompany receivables, and other claims for money due to Sellers from Shareholder and/or any Affiliate or Family Affiliate;

     (f) suffer any theft, damage, destruction or material loss of or to any Purchased Assets that will result in a Material Adverse Change;

     (g) (i) increase the salary, wages or other compensation rates of any officer, employee, director, partner or consultant of Sellers or (ii) make or grant any increase in any employee benefit plan, or amend or terminate any existing employee benefit plan, or adopt any new employee benefit plan or (iii) make any commitment or incur any liability to any labor organization;

     (h) make any capital expenditures or commitments therefor outside of the Ordinary Course of Business;

     (i) fail to pay any obligations of the Sellers in a timely manner (except obligations disputed in good faith) that the Lenders have agreed to fund;

     (j) make any change in accounting or tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

     (k) make any write-off or write-down of or make any determination to write-off or write-down any of the assets and properties of Sellers, other than (i) in the Ordinary Course of Business; or (ii) cancellation of accounts receivable with Affiliates and Family Affiliates, intercompany receivables, and other claims for money due to Sellers from Shareholder and/or any Affiliate or Family Affiliate;

     (l) make any change in the general pricing practices or policies or any change in the credit or allowance practices or policies of Sellers, including but not limited to, accelerating the collection of Accounts Receivable or other obligations owned to Sellers in the Ordinary Course of Business;

     (m) other than in the Ordinary Course of Business, enter into any amendment, modification, termination (partial or complete) or grant any waiver under or give any consent with respect to any agreement that is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Schedules to this Agreement; or

     (n) commence or terminate any line of business.

     8.2 No Shop Covenant. The Seller Group covenants and agrees that until the earlier to occur of the Closing Date and the date this Agreement is terminated pursuant to Article 12 herein, Purchaser shall be, and is hereby, granted the exclusive right to (i) hold discussions and negotiations with the Seller Group with respect to the possible acquisition by Purchaser of the Purchased Assets, (ii) receive, evaluate and review any and all information, correspondence and/or the materials provided by Sellers and/or Shareholder with respect to the possible acquisition by Purchaser of the Purchased Assets, and (iii) conduct inspections, reviews and studies of Sellers, the Purchased Assets, and any information and materials related thereto, with respect to the possible acquisition by Purchaser of the Purchased Assets. Prior to the earlier to occur of the Closing Date and the date this Agreement is terminated pursuant to Article 12 herein, in no event shall Sellers, Shareholder or any other member of the Seller Group (i) execute any memorandum, letter agreement, commitment, letter of intent, or any other agreement with any Person with respect to the possible sale of all or substantially all of the assets of Sellers, including, but not limited to, the Purchased Assets, the capital stock of Sellers, or merger with the company or (ii) engage in any discussions or negotiations with any Person (or engage or permit any agent, representative or advisor to review any offer or negotiate) with respect to the sale of all or substantially all of the assets of Sellers, including, but not limited to, the Purchased Assets, the capital stock of Sellers, or merger with the company or (iii) deliver any of the information with respect to Sellers to any Person with respect to any possible sale of all or substantially all of the assets of Sellers, including, but not limited to, the Purchased Assets, the capital stock of Sellers, or merger with the company.

ARTICLE 9: CONDITIONS PRECEDENT

     9.1 Conditions to Each Party’s Obligation. The respective obligation of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Approval. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

     (b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

     (c) Assumed Leases. Sellers, the Purchaser and the lessors shall have entered into applicable lease assignments with respect to any Real Property Leases set forth on Schedule 2.1(d).

     (d) New Leases. The Purchaser and Sellers’ Affiliate(s) shall have entered into leases with respect to the Real Property set forth on Schedule 9.1(d). Sellers shall have delivered lease termination agreements with respect to the Real Property set forth on Schedule 9.1(d).

     9.2 Conditions of Obligations of the Purchaser. In addition to the conditions set forth in Section 9.1 the obligations of the Purchaser to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by the Purchaser:

     (a) Due Diligence. The results of the Purchaser’s due diligence investigation (the “Due Diligence Investigation”), must be acceptable to the Purchaser in its sole discretion. The Purchaser will have until September 30, 2007 to complete its Due Diligence Investigation (the “Due Diligence Period”). If, prior to the expiration of the Due Diligence Period, the Purchaser determines that based upon its Due Diligence

Investigation it is unwilling to proceed with the Closing, then Purchaser may immediately terminate this Agreement and the Purchaser will not be required to consummate the transactions contemplated hereby.

     (b) Representations and Warranties. The representations and warranties of the Seller Group set forth in this Agreement, when read together with the Schedules, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Purchaser shall have received a certificate signed by officers of the Sellers and by the Shareholder to such effect.

     (c) Performance of Obligations of the Seller Group. The Seller Group shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and the Purchaser shall have received a certificate signed by officers of the Sellers and the Shareholder to such effect.

     (d) No Material Adverse Change. There shall have been no Material Adverse Change in the Business.

     (e) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained in a form acceptable to the Purchaser in its sole but reasonably exercised discretion, including the consents of the parties to the Assumed Contracts to the assignment of such Assumed Contracts to the Purchaser.

     (f) Closing Deliveries. The Seller Group shall have delivered, or cause to be delivered, to the Purchaser at or prior to the Closing all of the documents or items set forth in Section 5.2.

     (g) Release of Security Interests. Any Liens filed against the Sellers’ assets shall have been released.

     (h) Tax, Tag and Title. Except for the Vehicle Liabilities, the Sellers shall be current on all of their sales tax, tag and title obligations with respect to all motor vehicles sold by them prior to the Closing Date.

     (i) Financing. Purchaser shall have received financing on terms agreeable to it in its sole discretion for the portion of the Purchase Price that is required to repay the Indebtedness of the Sellers to the Lenders.

     9.3 Conditions of Obligation of the Seller Group. The obligations of the Seller Group to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by the Seller Group:

     (a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

     (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date.

     (c) Closing Deliveries. The Purchaser shall have delivered or cause to be delivered, to or for the benefit of the Seller Group at or prior to the Closing all of the documents or items set forth in Section 5.3.

     (d) Payments under New Leases. Purchaser shall pay Midwest Real Estate Management Limited Partnership One Hundred Nine Thousand Eight Hundred Nine and 00/100 Dollars ($109,809.00) for initial rent and security deposits due under the Leases with respect to the Real Property set forth on Schedule 9.1(d).

ARTICLE 10: ADDITIONAL AGREEMENTS

     10.1 Post-Closing Access to Books and Records. From and after the Closing Date upon prior reasonable notice by Sellers and during the Purchaser’s regular business hours, the Purchaser shall make available to Sellers and to its agents and employees all books, records, documents and employees relating to the Business (to the extent they relate to the pre-Closing period) as may be reasonably necessary for the purposes of:

     (a) preparing tax returns and financial statements;

     (b) investigating, preparing for the defense or prosecution of, and prosecuting or defending any litigation, proceeding or investigation which is based upon, or arises out of the Business, or any of the assets or liabilities of the Business;

     (c) preparing reports to government agencies; or

     (d) for such other purposes for which access to such documents is agreed by the parties to be reasonably necessary;

     provided, however, that access to such books, records, documents and employees shall not unreasonably interfere with the normal operation of the Business by the Purchaser. The Purchaser shall maintain and preserve such books, records and other documents for five (5) years after the Closing Date.

     10.2 Employee Matters. Sellers acknowledge and agree that the Purchaser may determine in its sole discretion which employees it desires to hire after the Closing Date. Nothing in this Agreement shall be construed as a commitment or obligation of the Purchaser to offer employment, or otherwise continue the employment of, any of the employees.

     10.3 Access. Sellers will afford the Purchaser reasonable access to the Sellers and the personnel records, properties, Contracts, financial statements, books and records, and all other documents and data pertaining to the Sellers.

     10.4 Nonassignable Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Assets if any attempted sale, conveyance, assignment, sublease or transfer of such assets, without the consent of another Person to such transfer, would constitute a breach by Sellers or the Purchaser with respect to such Purchased Asset. In the event that any required consent is not obtained on or prior to the date of this Agreement, Sellers will use their best efforts to (i) provide to the Purchaser the benefits of the applicable Assumed Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser and (iii) enforce at the request of the Purchaser and for the account of the Purchaser any rights of Sellers arising from any such Assumed Contract (including the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the request of the Purchaser).

     10.5 Autostar. Sellers have paid the monthly maintenance charge of $4,000 to continue their contract with Autostar through October 31, 2007.

     10.6 Agreement To Forward E-mails. Sellers agree that for a period of thirty (30) days following the Closing, it will forward to the Purchaser all e-mails received by Sellers from Persons who were: (i) customers of Sellers prior to the Closing; or (ii) potential customers seeking information on a Buy-Here Pay-Here automobile purchase; provided that Sellers will only be required to forward such e-mails if Sellers have been granted continued use of their server after the Closing during such period.

     10.7 Removal of Motor Vehicle Inventory. Sellers shall remove all motor vehicle inventory from each Real Property location no later than 5:00 P.M. on Friday, October 5, 2007.

     10.8 Reports. Sellers agree to promptly provide to Purchaser upon request of Purchaser any reports capable of being produced from the Reynolds and Reynolds Software program relating to the Accounts Receivable, customers of Sellers that will become customers of Purchaser post-Closing, or the Purchased Assets.

     10.9 Credit Card Payments. All credit card payments made to Sellers on or after September 28, 2007, and relating to any of the Purchased Assets and/or Assumed Contracts shall be immediately paid over to Purchaser, or in the alternative, to the Lenders for the benefit of Purchaser.

     10.10 Vehicle Liabilities. Purchaser shall pay the Vehicle Liabilities on or before October 10, 2007.

ARTICLE 11: REMEDIES

     11.1 General Indemnification Obligation. As Purchaser’s exclusive remedy, each member of the Seller Group shall, jointly and severally, indemnify and hold harmless the Purchaser and its officers, directors, employees, agents and Affiliates from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including, but not limited to, reasonable attorneys’ fees) and disbursements (collectively, the “Losses”) actually sustained by any of such Persons based upon, arising out of or otherwise in respect of (a) any inaccuracies in any representation or warranty, or any breach of any covenant or agreement of any member of the Seller Group contained in this Agreement (including any Schedule or Exhibit attached hereto) or any Ancillary Agreement, and (b) any of the Retained Liabilities. As each member of the Sellers Group’s exclusive remedy, the Purchaser shall indemnify and hold harmless the Seller Group and each of its respective officers, directors, employees, agents and Affiliates from and against any and all Losses actually sustained by any of such Persons resulting from (a) any inaccuracies in any representation or warranty, or any breach of any covenant or agreement of the Purchaser contained in this Agreement (including any Schedule or Exhibit attached hereto) or any Ancillary Agreement, and (b) any of the Assumed Liabilities.

     11.2 Notice and Opportunity to Defend.

     (a) Notice of Asserted Liability. As soon as is reasonably practicable after the Seller Group, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that may result in a Loss, but for which it or they are entitled to indemnification under Section 11.1 hereof (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

     (b) Opportunity to Defend. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 11 for a claim brought by a third party to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; and (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Liability Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall hold the Indemnified Party harmless and obtain the unconditional release of the Indemnified Party for any obligation for the Liability Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 11.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 11.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) any of the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party. The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

     11.3 Survivability of Representations and Warranties and Covenants; Limitations on Indemnification. The representations and warranties of the Seller Group and the Purchaser combined in this Agreement will survive for a period ending on the second anniversary of the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or an inaccuracy in the representations and warranties set forth in Section 6.9 (Litigation), Section 6.10 (Compliance with Laws), Section 6.14 (Environmental) and Section 6.22 (Taxes) shall be the expiration of the applicable statute of limitations (taking into account any extensions, suspension or tolling under applicable Law); (ii) there will be no Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 6.1 (Existence and Good Standing), Section 6.2 (Power), Section 6.3 (Enforceability), Section 6.6(a) (Title), and Section 6.24 (Brokers) (the representations and warranties set forth in clauses (i) and (ii) of this Section 11.3(a) are, collectively, the “Excluded Representations”) and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 11.2(a) on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Sellers and the Purchaser contained in this Agreement shall survive after the Closing Date in accordance with their terms for an indefinite period. There will be no Expiration Date for any Liability Claim relating to fraud or intentional misrepresentation.

     11.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Article 11 or elsewhere in this Agreement, no Indemnifying Party shall have any liability as a result of any inaccuracy in any representation or warranty in this Agreement (i) unless and until the aggregate amount of all such Losses sustained by the Indemnifying Party exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “Basket”), in which case, the Indemnifying Party shall be liable for all such Losses without regard to such threshold (including the first $25,000) or (ii) in excess of the Closing Payment (the “Cap”), provided, however, that the Basket and the Cap shall not apply to the Excluded Representations, or with respect to fraud or intentional misrepresentation.

ARTICLE 12: TERMINATION AND WAIVER

     12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written consent of the Purchaser and the Seller Group;

     (b) by either the Purchaser or the Seller Group in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Ancillary Agreements and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Seller Group contained in this Agreement shall not have been true and correct when made and as of the Closing Date, (ii) the Seller Group shall not have complied with any covenant or agreement to be complied with by Seller Group and contained in this Agreement unless such covenant or agreement is capable of being cured and is cured by the Seller Group within five (5) days written notice thereof by the Purchaser, (iii) any of the conditions to closing set forth in Sections 9.1 and 9.2 of this Agreement shall not have been satisfied, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the conditions hereof to be performed or complied with by it prior to the Closing, or (iv) the Sellers makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Sellers seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of their debts under any Law relating to bankruptcy, insolvency or reorganization; or

     (d) by the Seller Group if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct when made and as of the Closing Date, (ii) the Purchaser shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement unless such covenant or agreement is capable of being cured and is cured by the Purchaser within five (5) days written notice thereof by the Seller Group, (iii) any of the conditions to closing set forth in Sections 9.1, and 9.3 of this Agreement shall not have been satisfied, unless such failure shall be due to the failure of the Seller Group to perform or comply with any of the conditions hereof to be performed or complied by it prior to the Closing, or (iv) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

     12.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party, provided, however, that Article 11 and Sections 14.1, 14.2 and 14.9 hereof shall survive any termination; provided, further, that nothing herein shall relieve a party hereto from liability for a breach of any of its representations, warranties, agreements and covenants contained in this Agreement.

     12.3 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE 13: CONFIDENTIALITY

     13.1 Confidentiality.

     (a) The Seller Group acknowledges that it possesses certain confidential, proprietary and trade secret information, materials and business concepts with respect to the operation of the Business, including (i) information regarding sales and marketing, products, services, vendors, customer lists and files (including former customers), accounting data and methods, operating procedures, pricing policies, strategic plans, intellectual property, customer contracts and other agreements; (ii) information which the Seller Group acquires about the Purchaser’s Business by reason of the involvement of the Seller Group in the transactions contemplated by this Agreement, and (iii) except as set forth below, any and all information relating to the terms of the transactions contemplated by this Agreement (collectively, the “Sellers’ Confidential Information”). During the first five (5) years following the Closing Date, the Seller Group agrees: not to publish, copy, disclose, allow to be disclosed, or use in the Restricted Territory, as that term is defined in the Calcott Noncompetition Agreement, for the benefit of any Competitive Business, as that term is defined in the Calcott Noncompetition Agreement, the Sellers’ Confidential Information without the prior written consent of the Purchaser, which can be withheld in its sole discretion. As used herein, the term “Purchaser’s Business” means the business of the Purchaser or any of its subsidiaries as conducted on and prior to the date hereof, as well as the business that the Purchaser is acquiring pursuant hereto. “Sellers’ Confidential Information” does not include information which: (i) is in or enters the public domain or is or becomes generally known in the industry without breach of the confidentiality obligations in this Agreement; or (ii) is received by the Seller Group from a third party without any breach of any obligation of confidentiality in respect of such information provided that the receipt of such information is not subject to any obligations of confidentiality. Notwithstanding the foregoing, the Seller Group may disclose Sellers’ Confidential Information in the following circumstances: (A) disclosure to third parties to the extent that the Sellers’ Confidential Information is necessary for disclosure on income tax returns of any members of the Seller Group or in any litigation in connection with the Business, provided that the Seller Group promptly notify the Purchaser as early as practicable upon learning of such requirement; and (B) disclosure to legal counsel for the Seller Group, accountants or professional advisors to the extent necessary for them to advise upon the interpretation or enforcement of this Agreement.

     (b) Prior to the Closing, the Purchaser and the Seller Group will be bound by the obligations and duties in the letter of intent dated September 10, 2007, under the section titled “Securities Matters; Confidentiality.”

ARTICLE 14: MISCELLANEOUS

     14.1 Further Assurances. From and after the Closing Date, at the request of the Purchaser, the Seller Group shall execute and deliver or cause to be executed and delivered to the Purchaser such other agreements or instruments, in addition to those required by this Agreement, as the Purchaser may reasonably request, in order to implement the transactions contemplated by this Agreement. From and after the Closing Date, at the request of the Seller Group, the Purchaser shall execute and deliver or cause to be executed and delivered to the Seller Group, such other agreements or instruments, in addition to those required by this Agreement, as the Seller Group may reasonably request, in order to implement the transactions contemplated by this Agreement.

     14.2 Expenses. Each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby, provided, further, that to clarify the foregoing, the Purchaser shall pay the fees and expenses of GVC Financial Services, LLC.

     14.3 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other parties to this Agreement. Notwithstanding the previous sentence, the Purchaser may, without the consent of the Seller Group, assign its rights under this Agreement to any lender of the Purchaser or to any Affiliate of the Purchaser.

     14.4 Headings. The headings contained in this Agreement are included for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     14.5 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     14.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.

     14.7 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

     14.8 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to Sellers:

Astra Financial Services, Inc.
c/o WilliamsMcCarthy LLP
120 W. State Street, Suite 400
P.O. Box 219
Rockford, IL 61105
Attention: Scott C. Sullivan, Esq.
Facsimile : (815) 968-8656

Calcars AB, Inc.
c/o WilliamsMcCarthy LLP
120 W. State Street, Suite 400
P.O. Box 219
Rockford, IL 61105
Attention: Scott C. Sullivan, Esq.
Facsimile : (815) 968-8656

If to Shareholder:

John R. Calcott
c/o WilliamsMcCarthy LLP
120 W. State Street, Suite 400
P.O. Box 219
Rockford, IL 61105
Attention: Scott C. Sullivan, Esq.
Facsimile : (815) 968-8656

with a copy to:

WilliamsMcCarthy, LLP
120 West State Street, Suite 400
P.O. Box 219
Rockford, IL 61105-0219
Attention: Scott C. Sullivan. Esq.
Facsimile: (815) 968-0019

If to the Purchaser:

Carbiz Auto Credit AQ, Inc.
7405 N. Tamiami Trial
Sarasota, FL 34243
Attention: Mr. Stan Heintz, CFO
Facsimile: (941) 308-2718

with a copy to:

Shumaker, Loop & Kendrick, LLP
Suite 2800
101 East Kennedy Boulevard
Tampa, Florida 33602
Attention: Michael H. Robbins, Esq.
Facsimile: (813) 229-1660

Any party may change its address or facsimile number for the purposes of this Section 14.8 by giving notice as provided in this Agreement.

     14.9 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall in all respects be interpreted, enforced, and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Each of the parties submits to the exclusive jurisdiction of the U.S. District Court for the Middle District of Florida, and the Circuit Court in and for Hillsborough County, Florida, as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder.

     14.10 Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, represents the final, complete, and exclusive expression of understanding between the parties with respect to the subject matter hereof. All previous or contemporaneous agreements, understandings, or representations between the parties, oral or written, are superseded by and merged into this Agreement, including, but not limited to, the letter of intent dated September 10, 2007, which is hereby terminated, except as set forth in Section 13.1(b) herein.

     14.11 Attorney’s Fees. In the event of any action or proceeding arising out of or relating to this Agreement or the breach, termination, validity, interpretation, or enforcement of this Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorneys’ fees incurred, including, without limitation, costs and attorneys’ fees incurred in any investigations, trials, bankruptcy or insolvency proceedings, and appeals.

     14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Purchaser”	“Seller Group”

Carbiz Auto Credit AQ, Inc.	Astra Financial Services, Inc.

By:	By:
Name:	Name:
Title:	Title:

Calcars AB, Inc.

By:
Name:
Title:

John R. Calcott

36

(SIGNATURE PAGE TO
ASSET PURCHASE AGREEMENT)